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FOR IMMEDIATE RELEASE:                   CONTACT:  Nancy J. Sterling, APR
                                                 ML Strategies, LLC
                                                  (617) 348-1811


                 OUTPOST.COM REORGANIZES TO STRENGTHEN BUSINESS

           BOARD CHAIRMAN AND FOUNDER TAKES OVER AS PRESIDENT AND CEO

     Kent, CT -- 4/13/01 -- Outpost.com (Cyberian Outpost, NASDAQ: COOL), a leading global Internet retailer of consumer technology products, announced today that it has decided to refocus its industry-leading consumer business and reduce its work force by 110 employees, or 30%.

     "We are refocusing Outpost.com to concentrate on our industry-leading business-to-consumer electronics business. As far as our customers are concerned, it is business as usual," said CEO and President Darryl Peck. "Our wide array of high-end consumer and technology products are ready for purchase. All of the elements that earned us the designation as one of the top-rated consumer shopping experiences on the Web are still in place."

     Outpost.com earned Bizrate.com's "Circle of Excellence Award" for the most recent holiday shopping season and the 1999, 2000 and 2001 #1 Power Ranking for Computing by Forrester Research. The company's Customer Service Center is unmatched in the industry.

     Outpost also appointed Darryl Peck, the Company's Founder and Chairman, as its Chief Executive Officer and President, replacing Katherine Vick, who notified Outpost yesterday that she believed she had been constructively terminated from her position as Outpost's Chief Executive Officer and President. Ms. Vick, along with a second board member, James E. Preston, have resigned from the Board of Directors.

     This press release contains forward-looking statements, including statements about our intention to cut costs, explore strategic alternatives and pursue profitability. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors. Potential risks and uncertainties include, but are not limited to: the availability of continued financing; the Company's ability to address its financing obligations in light of its existing debt obligations and market conditions; the results of efforts to implement the company's business strategy, including filing for restructuring; the Company's may be unable to enter into strategic alternatives on favorable terms or at all, computer sales may continue to slow, and/or its average order size may decrease; the ability to attract and retain key personnel and customers; actual results in connection with continuing or discontinued operations and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

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